Exhibit 99.2
OFFER TO EXCHANGE

Shares of Common Stock plus cash for	Shares of Common Stock plus cash for
any and all of the outstanding	up to 8,550,000 units of outstanding
6.50% Convertible Senior Notes Due 2012	Equity Units, stated amount $50.00 per
(CUSIP No. 478366 AS6)	unit, in the form of Corporate Units
(CUSIP No. 478366 602)
of
Johnson Controls, Inc.
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
     Johnson Controls, Inc. (the “Company”) is offering, upon and subject to the terms and conditions set forth in the preliminary prospectus, dated August 20, 2009 (together with any subsequent preliminary or final prospectus, the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), to exchange (a) any and all of its outstanding 6.50% Convertible Senior Notes due 2012 (the “Convertible Notes”) for the following consideration per $1,000 principal amount of Convertible Notes: (i) 89.3855 shares of the Company’s common stock, (ii) a cash payment of $120.00, and (iii) accrued and unpaid interest on the Convertible Notes to, but excluding, the settlement date, payable in cash (the “Convertible Notes Exchange Offer”), and (b) up to 8,550,000 units, or 95%, of its outstanding Equity Units, stated amount $50.00 per unit (the “Equity Units”), in the form of Corporate Units (the “Corporate Units” and, together with the Convertible Notes, the “Securities”) comprised of a purchase contract obligating the holder to purchase from the Company shares of its common stock, and a 1/20, or 5.0%, undivided beneficial ownership interest in $1,000 principal amount of the Company’s 11.50% Subordinated Notes due 2042 (the “Subordinated Notes”), for the following consideration per Corporate Unit: (i) 4.8579 shares of the Company’s common stock, (ii) a cash payment of $6.50 and (iii) a distribution consisting of the pro rata share of accrued and unpaid interest on the Subordinated Notes to, but excluding, the settlement date, payable in cash (the “Corporate Units Exchange Offer” and, together with the Convertible Notes Exchange Offer, the “Exchange Offers”). The Company is not offering to exchange any Equity Units in the form of Treasury Units.
     We are requesting that you contact your clients for whom you hold Securities regarding the Exchange Offers. For your information and for forwarding to your clients for whom you hold Securities registered in your name or in the name of your nominee, or who hold Securities registered in their own names, we are enclosing the following documents:
1.	The Prospectus;

2.	The Letter of Transmittal for your use and for the information of your clients (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9); and

3.	A form of letter which may be sent to your clients for whose account you hold Securities registered in your name or the name of your nominee, with space provided for obtaining such clients’ instruction with regard to the Exchange Offers.
     Your prompt action is requested. Each of the Exchange Offers will expire at 11:59 p.m., New York City time, on September 17, 2009, unless extended or earlier terminated by the Company (such date and time for each Exchange Offer, as may be extended, the “Expiration Date”). Securities tendered pursuant to the Exchange Offers may be withdrawn at any time prior to 11:59 p.m., New York City time, on the applicable Expiration Date or, if not previously returned by the Company, after 40 business days from the commencement of the Exchange Offers if the Company has not accepted the tendered Securities for exchange by that date.
     To participate in the Exchange Offers, a timely book-entry confirmation that Securities have been transferred into the information and exchange agent’s account at The Depository Trust Company, and a properly completed and duly executed Letter of Transmittal and all other required documents or a properly transmitted agent’s message (as defined in the Letter of Transmittal and the Prospectus) should be sent to the information and exchange agent in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus. There are no guaranteed delivery procedures provided for by the Company in conjunction with the Exchange Offers.
     The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Securities held by them as a nominee or in a fiduciary capacity. The Company will pay all transfer taxes, if any, applicable to the exchange of Securities pursuant to the Exchange Offers, except as set forth in Instruction 5 of the Letter of Transmittal.
     The Company has not authorized anyone to make any recommendation to holders of Securities as to whether to tender or refrain from tendering in the Exchange Offers.
     Any questions related to the procedure for tendering you may have with respect to the Exchange Offers should be directed to, and additional copies of the enclosed material may be obtained from, Global Bondholder Services Corporation, the information and exchange agent for the Exchange Offers, at its address and telephone number set forth on the front of the Letter of Transmittal. The joint-lead dealer managers for the Exchange Offers are Banc of America Securities LLC and Barclays Capital Inc., and the co-dealer manager for the Exchange Offers is Citigroup Global Markets Inc.
Very truly yours,
Johnson Controls, Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE INFORMATION AND EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFERS, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.